Exhibit i(1)
Kirkpatrick & Lockhart LLP	www.kl.com 1800 Massachusetts Avenue, NW Second Floor Washington, DC 20036-1800 202.778.9000 www.kl.com

January 10, 2002

Colchester Street Trust

82 Devonshire Street

Boston, MA 02109

Ladies and Gentlemen:

We have acted as counsel to Colchester Street Trust, a Delaware business trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 43 to the Trust's Registration Statement on Form N-1A (File Nos. 2-74808; 811-3320) (the "Post-Effective Amendment"), registering an indefinite number of Select Class shares of beneficial interest of Domestic Portfolio, Government Portfolio, Money Market Portfolio, Tax-Exempt Portfolio, Treasury Only Portfolio and Treasury Portfolio, each a series of the Trust (the "Funds"), under the Securities Act of 1933, as amended (the "1933 Act").

In connection with rendering the opinions set forth below, we have examined the Post-Effective Amendment, the Trust's Amended and Restated Trust Instrument (the "Trust Instrument") and By-Laws, and the corporate action of the Trust that provides for the issuance of the shares of the Funds, and we have made such other investigation as we have deemed appropriate. We have also participated in various business and other proceedings relating to the Trust and are generally familiar with its business affairs. For purposes of this opinion letter we have assumed that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures on each such document are genuine. We have not verified any of those assumptions.

Based upon and subject to the foregoing, we are of the opinion that the shares of the Funds to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust and, when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state law regulating the offer and sale of securities, will be validly issued, fully paid and non-assessable.

In connection with our opinion expressed above that the shares of the Funds will be non-assessable, we note that the Trust is a business trust established pursuant to the Delaware Business Trust Act ("Delaware Act"). The Delaware Act provides that a shareholder of the Trust is entitled to the same limitation of personal liability extended to shareholders of for-profit corporations. To the extent that the Trust or any of its shareholders become subject to the jurisdiction of courts in states that do not have statutory or other authority limiting the liability of business trust shareholders, such courts might not apply the Delaware Act and could subject Trust shareholders to liability. To guard against this risk, the Trust Instrument provides that the Trustees shall have no power to bind any shareholder personally or to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time personally agree to pay by way of subscription for any shares or otherwise. The Trust Instrument also requires that every note, bond, contract or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust or to a series shall include a recitation limiting the obligation represented thereby to the Trust or to one or more series and its or their assets (although the omission of such a recitation shall not operate to bind any shareholder of the Trust). Furthermore, the Trust Instrument provides that: (i) in case any shareholder or former shareholder of any series shall be held to be personally liable solely by reason of his being or having been a shareholder of such series and not because of his acts or omissions or for some other reason, the shareholder or former shareholder shall be entitled out of the assets belonging to the applicable series to be held harmless from and indemnified against all loss and expense arising from such liability; and (ii) the Trust, on behalf of the affected series, shall, upon request by the shareholder, assume the defense of any claim made against the shareholder for any act or obligation of the series and satisfy any judgment thereon from the assets of the series.

We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/Kirkpatrick & Lockhart LLP